MOVING TOWARD INCREASING REVENUES AND ITS GROWTH STRATEGY, DOGS INTERNATIONAL SIGNS LETTER OF INTENT TO ACQUIRE PETSUNITED LLC

FLAGLER BEACH, FL- August 21, 2003- Dogs International (OTC:BB DOGN) today announced the signing of a letter of intent to acquire PetsUnited LLC, a pet industry retailer and wholesaler that owns Allpets.com (www.allpets.com) and a wholesale division. The acquisition is subject to finalization of a definitive agreement, due diligence review, and other customary conditions.

DOGN has initially valued the transaction at approximately $12 million, which shall be paid primarily in DOGN preferred shares and $100,000 in cash. In addition, the membership interest of PetsUnited shall be escrowed and released to DOGN upon a minimum of $6 million of consideration being received by the members of PetsUnited through the liquidation or redemption of the preferred shares. Further, the letter of intent provides for the members of PetsUnited to provide DOGN with a $1 million line of credit to expand the to be acquired businesses.

The letter of intent requires completion of formal substantive agreements with substantial conditions to be performed, including the following: adequate due diligence by DOGN, approval by each party's respective shareholders or members, approval of each party's respective board of directors, pre-acquisition financing, satisfaction of certain consent and waiver requirements and other conditions which would need to be satisfied in a transaction of this nature.

PetsUnited has represented to DOGN projected current revenues of between $6-8 million for fiscal year 2003, which would substantially increase DOGN's revenue base, if the acquisition is consummated. A condition to the closing of the acquisition is the receipt of audited financial statements from PetsUnited. Additionally, the acquisition is intended to advance the DOGN business plan of becoming a fully integrated provider of high-quality services and products for pet owners.

"We are extremely pleased with the synergies that will be created through the completion of the acquisition," stated Carlo Tabibi, managing member of PetsUnited. Tabibi went on to say, "With a renewed focus and perceived consolidation, we believe that revenues for fiscal 2004 could well exceed $10 million."

A key component of Dogs International's strategy is the acquisition and roll up of upscale service providers, retailing, and manufacturing concerns in the fragmented pet industry. Management is able to identify and capitalize upon opportunities, including the recent acquisition of the Bed & Biscuit InnTM facility in Flagler Beach, Florida.

According to The American Pet Products Manufacturers Association (APPMA), US consumer spending on pets will reach an estimated $31 billion in 2003, a growth rate of more than 80% over the past 10 years. At present, at least one pet can be found in 62% of US households, with 47% of those households home to more than one type of pet. US pet owners will spend an average of $460 per pet this year, APPMA estimates.

"We're positioned to grow with the industry," stated Rosemary Williams, CEO of Dogs International. "Our pets are part of our families, and most pet owners care very deeply about the quality of services and products they purchase. Our goal is to serve these discerning consumers through our growing Bed & Biscuit InnTM chain of pet care facilities, by providing top-quality products and by offering the best selection of pet merchandise at all price points through high-traffic retail channels."

Allpets.com and the wholesale division are online and catalog retailers and wholesalers providing information, education, and pet products to both the consumer and business markets. Dedicated to the well-being of animals, they provide pet-owners with top-quality products and information to assist them in all stages of caring for their pets: choosing the right pet, fulfilling their pet's need for excellent nutrition and care, grooming instruction, and psychological health. They operate a distribution center in Hazleton, PA that includes a call center, a catalog design department, and a warehouse operation that stocks more than 14,000 SKU's.

About Dogs International

Dogs International's business plan proposes the building/acquisition of a chain of upscale pet care facilities under the "Bed & Biscuit InnTM" brand name, and intends to become a leading retailer of pet products and services both online and through catalogs. Bed & Biscuit Inns are designed to offer a wide range of services including indoor pet suites for overnight or prolonged boarding, 24/7 supervision by a professionally trained staff, off-leash "Bark Park" playgrounds and training facilities, and a bakery/cafe. In addition, Dogs International plans to have a "Groomingdale's" on-site pet grooming facility at each Bed & Biscuit Inn location.

DOGN urges investors and security holders to read the letter of intent and other relevant documents relating to the transaction described above, when they become available. When these and other documents relating to the acquisition are filed with the SEC, investors and security holders may obtain a free copy at the SEC's website at www.sec.gov. Stockholders and investors are urged to read the documents carefully before making a decision concerning the acquisition.

Forward-Looking Statements: The statements in this press release regarding the letter of intent, the acquisition, future opportunities and any other effect, result or aspect of the proposed transaction and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties related to the acquisition, valuation of the acquisition, actual revenues of PetsUnited, future revenues of PetsUnited, failure of the parties to satisfy closing conditions, the likelihood of the transaction closing, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:     Shaun Herness, Director

                  (386) 439-4003